Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

LyondellBasell Announces Retirement of CEO Jim Gallogly

HOUSTON and LONDON (September 29, 2014) – LyondellBasell (NYSE: LYB) announced today that Chief Executive Officer James L. Gallogly will retire from the company in early 2015. Gallogly will continue to serve as CEO and chairman of the LyondellBasell management board in the interim to ensure an orderly transition pending the selection of his replacement. The LyondellBasell supervisory board of directors has formed a committee to choose Gallogly’s successor.

In May 2014, shareholders approved the expansion of the company’s management board, chaired by Gallogly, to include Craig B. Glidden, executive vice president and chief legal officer, Karyn F. Ovelmen, executive vice president and chief financial officer, Bhavesh (Bob) V. Patel, executive vice president – Olefins & Polyolefins—EAI and Technology, Timothy D. Roberts, executive vice president – Olefins & Polyolefins – Americas, and Patrick D. Quarles, senior vice president – Intermediates and Derivatives. The management board members were elected to four-year terms to ensure continued strong leadership and executive continuity at the company. “The entire management board has demonstrated exceptional business leadership and I am confident the transition will be seamless,” Gallogly said.

“Under Jim’s leadership, LyondellBasell successfully emerged from bankruptcy in record time and today is an industry leader with a very strong balance sheet and strategically positioned manufacturing facilities,” said Robert G. Gwin, chairman of the LyondellBasell supervisory board. “The supervisory board is grateful to Jim for his exceptional contributions to the company. As the company moves forward, we will build on the solid foundation Jim created by continuing to focus on safety, cost control, taking maximum advantage of market opportunities and by investing in technology-driven growth,” he added.

“There is never a perfect time to leave a company with as much promise as LyondellBasell, but this is the right time for me,” Gallogly said. “Having achieved the goals that I set for myself professionally and for the company, I feel it’s time to move on to the next chapter, putting a

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priority on my family and philanthropic efforts. The company is at a point where the successful strategies and strong leadership team we have in place are poised to take full advantage of the favorable industry conditions that are expected for the foreseeable future. I truly believe the company’s best days lie ahead.”

This press release contains forward-looking statements. These statements are not guarantees of future performance or outcomes and involve certain risks, uncertainties and assumptions that are difficult to predict. While LyondellBasell believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting LyondellBasell will be those currently anticipated. All forward-looking statements are expressly qualified in their entirety by the cautionary statements above as well as factors affecting our business generally as set forth in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2013, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies. The company manufactures products at 55 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels. More information about LyondellBasell can be found at www.lyb.com.

Contacts:

Investors

Douglas J. Pike

+1 713 309 7141

Media

George Smalley

+1 713 309 7575

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